Exhibit 99.1

GUIDEWIRE TO ACQUIRE ISCS

Acquisition will enable Guidewire to provide a cloud-based, all-in-one option

FOSTER CITY, Calif., December 19, 2016 – Guidewire Software, Inc. (NYSE: GWRE), a provider of software products to Property and Casualty (P&C) insurers, today announced it has entered into a definitive agreement to acquire ISCS. The acquisition will enhance Guidewire’s ability to serve those P&C insurers that prefer a cloud-based, all-in-one system supporting the insurance lifecycle.

“Like Guidewire, ISCS is a software company focused exclusively on serving P&C insurers,” said Marcus Ryu, chief executive officer, Guidewire Software. “Their technology and expertise will enable us to provide a new option to our customers and augment our progress in delivering cloud-based products. We are excited by the opportunity to welcome the ISCS team and customers to our community.”

“We look forward to joining Guidewire and continuing our mission of serving P&C insurers,” said Andy Scurto, CEO and founder, ISCS. “The breadth of Guidewire’s offerings and the scale of its organization will enable us to provide additional value to our customers. We also appreciate the strong affinity between the companies in terms of focus and culture.”

The transaction is anticipated to close in approximately 60 days.

Conference Call Information

Management will hold a conference call and webcast today to discuss this transaction.

When:	Monday, December 19, 2016
Time:	2:30 p.m. PT (5:30 p.m. ET)
Live Call:	(877) 397-0298, Domestic
(719) 325-4789, International
Replay:	(877) 870-5176, Passcode 9622048, Domestic
(858) 384-5517, Passcode 9622048, International
Webcast:	http://ir.guidewire.com (live and replay)

The webcast will be archived on Guidewire’s website for a period of three months.

About Guidewire Software

Guidewire delivers the software that Property/Casualty (P&C) insurers need to adapt and succeed in a time of rapid industry change. We combine three elements – core operations, data and analytics, and digital engagement – into a platform that enhances insurers’ ability to engage and empower their customers and employees. More than 260 P&C insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to our ability to close, and the timing of the closing of, this transaction and the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Guidewire’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions and risks related to closing this transaction and integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Guidewire disclaims any obligation to update these forward-looking statements.

Media Contact:	Investor Contact:

Diana Stott	Garo Toomajanian
Guidewire Software, Inc.	ICR, LLC
+1.650.356.4941	+1.650.357.5282
dstott@guidewire.com	ir@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, and Guidewire BillingCenter are registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.